Exhibit 99.3

MEDCATH CONTACTS:

O. Edwin French	James E. Harris
President & Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MedCath Announces Pricing of Common Stock Offering
     CHARLOTTE, N.C. Nov 7, 2006 — MedCath Corporation (Nasdaq: MDTH) announced today the pricing of its public offering of 4,500,000 shares of common stock, 1,700,000 of which are being sold by the company and 2,800,000 of which are being sold by certain selling stockholders, at $25.00 per share. The selling stockholders have granted the underwriters the right to purchase up to an additional 675,000 shares at the public offering price. The company will not receive any proceeds from the sale of shares by the selling stockholders.
     Citigroup Global Markets Inc., Wachovia Capital Markets, LLC, and Deutsche Bank Securities, Inc., are acting as joint book-running managers for the underwritten offering. In addition, Banc of America Securities LLC, Raymond James & Associates, Inc. and Stephens Inc. are acting as co-managers for the offering.
     When available, a copy of the prospectus relating to the offering may be obtained by contacting Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732); or from Equity Syndicate Department of Wachovia Capital Markets, LLC, 375 Park Avenue, 4th Floor, New York, New York 10152 (Email: equity.syndicate@wachovia.com); or from Deutsche Bank Securities Inc. at 60 Wall Street, New York, New York 10005, (tel: 212-250-2500).
     A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale will be made only by means of the written prospectus forming part of the effective registration statement.
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     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. MedCath owns interests in and operates eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath manages the cardiovascular program at various hospitals operated by other parties. Further, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states.